Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 and S-1 (File No. 333-283057 and 333-163855) of the Lincoln National Corporation of our report dated June 27, 2024, with respect to the financial statements for the year ended December 31, 2023, of the LNL Agents’ 401(k) Savings Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Citrin Cooperman & Company, LLP

Philadelphia, Pennsylvania
June 26, 2025